[LETTERHEAD]
                                                    Exhibit 99(i)(1)

February 24, 2006

JPMorgan Trust I
522 Fifth Avenue
New York, New York 10036

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment (the "Amendment") to your Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") for the purpose of updating the JPMorgan Asia Equity Fund, JPMorgan Emerging Markets Equity Fund, JPMorgan International Equity Fund, JPMorgan International Growth Fund, JPMorgan International Opportunities Fund, JPMorgan International Value Fund, JPMorgan Intrepid European Fund, JPMorgan Intrepid International Fund, JPMorgan Japan Fund, JPMorgan Tax Aware Disciplined Equity Fund, JPMorgan Tax Aware Enhanced Income Fund, JPMorgan Tax Aware Large Cap Growth Fund, JPMorgan Tax Aware Large Cap Value Fund, JPMorgan Tax Aware Real Return Fund, JPMorgan Tax Aware Short-Intermediate Income Fund, JPMorgan Tax Aware U.S. Equity Fund, JPMorgan Tax Aware Core Equity Fund, JPMorgan Tax Aware Diversified Equity Fund, JPMorgan Global Healthcare Fund, and JPMorgan Market Neutral Fund financial information and making certain other changes.

We have examined your Declaration of Trust and, as on file in the office of the Secretary of The State of Delaware, the Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares have been issued and sold in accordance with such action. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion, including but not limited to the Agreement and Plan of Investment and Conversion (the "Conversion
Agreement") dated January 17, 2006 relating to the JPMorgan Tax Aware Short-Intermediate Income Fund, JPMorgan Tax Aware Large Cap Value Fund, JPMorgan Tax Aware Core Equity Fund, JPMorgan Tax Aware Diversified Equity Fund, and JPMorgan International Equity Fund.

Based upon the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid and nonassessable.

We consent to this opinion accompanying the Amendment when filed with the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP